UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): December 3, 2010

KeyOn Communications Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33842	74-3130469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11742 Stonegate Circle Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 998-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 3, 2010, we entered into an agreement (the “Conversion Agreement”) with The California Capital Limited Partnership, LP (“CalCap”), pursuant to which CalCap agreed to convert all of the outstanding principal and accrued but unpaid interest under that certain Secured Convertible Promissory Note issued to CalCap by us on February 5, 2010 in the original principal amount of $15,000,000 (the “Note”) into shares of Series A Preferred Stock (“Series A Preferred Stock”) at a conversion price of $1.00 per share (the “Conversion”), subject to the terms and conditions set forth therein and the modification of our existing preferred stock as described below.

In order to issue the Series A Preferred Stock in accordance with the Conversion Agreement, we have agreed to seek stockholder approval in order to amend and restate our amended and restated certificate of incorporation in the form attached to the Conversion Agreement as Exhibit A (the “Restated Certificate”). Under the Restated Certificate, we will, among other things:

•	reduce our authorized capitalization from 175,000,000 shares to 145,000,000 shares;

•	reduce the number of authorized shares of preferred stock from 60,000,000 shares to 30,000,000 shares;

•	change the name of “Series CalCap Preferred Stock” to “Series A Preferred Stock”;

•	eliminate the “Series KIP Preferred Stock”;

•

provide the holders of Series A Preferred Stock with three votes for each share of common stock that the Series A Preferred Stock held by them is convertible into on all matters submitted to our stockholders for a vote; and

•

provide the holders of Series A Preferred Stock with the right, so long as at least 10,000,000 shares of Series A Preferred Stock remain outstanding, to appoint a majority of the members of our board of directors;

Except as set forth above, the Series A Preferred Stock shall retain substantially all of the other rights previously attributed to the Series CalCap Preferred Stock.

In addition to the foregoing, pursuant to the Conversion Agreement we:

•

agreed to issue to CalCap, at the time of Conversion, a five year warrant to purchase 4,300,000 shares of Series A Preferred Stock at an exercise price of $0.25 per share, a five year warrant to purchase 4,000,000 shares of Series A Preferred Stock at an exercise price of $0.40 per share and a five year warrant to purchase 2,000,000 shares of Series A Preferred Stock at an exercise price of $0.60 per share (collectively, the “Warrants”);

•

amended that certain Registration Rights Agreement, dated as of February 5, 2010, between us and CalCap in order to classify the shares of common stock issuable upon the conversion of the shares of Series A Preferred Stock that are issuable upon the exercise of the Warrants as registrable securities under such agreement, thereby entitling such shares to all of the registration rights set forth in such agreement;

•	agreed to amend our bylaws to allow for the removal of a director by the written consent of stockholders;

•	set the size of our board of directors to three and sought the resignation of A. Robert Handell as a member of our board effective at the time of the Conversion; and

•	reimbursed CalCap for $45,000 of legal expenses.

Under the Conversion Agreement, we must cause the Delaware Secretary of State to accept the Restated Certificate for filing on or before March 2, 2011 in order to cause the Conversion.

This foregoing summary of the Conversion Agreement, the Warrants and the Restated Certificate is not complete, and is qualified in its entirety by reference to the full text of the Conversion Agreement (and the exhibits attached thereto) which is attached as an exhibit to this Current Report on Form 8-K. Readers should review the Conversion Agreement and the exhibits attached thereto for a more complete understanding of the terms and conditions associated with this transaction.

Item 3.02.	Unregistered Sales of Equity Securities

The information required to be disclosed under this Item 3.02 is set forth above under Item 1.01.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 3, 2010, in accordance with the Conversion Agreement, A. Robert Handell resigned as a member of the board of directors, effective upon the Conversion. Following the Conversion, Mr. Handell will retain his positions as chief operating officer and executive vice president.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 3, 2010, in connection with the Conversion Agreement, our board of directors approved an amendment to the bylaws to allow for the removal of a director by the written consent of stockholders.

Item 7.01.	Regulation FD Disclosure.

On December 9, 2010, we issued a press release announcing the signing of the Conversion Agreement disclosed in Item 1.01 above. A copy of that press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements And Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Agreement, dated as of December 3, 2010, by and between KeyOn Communications Holdings, Inc. and The California Capital Limited Partnership, LP.

3.1	Amendment No. 1 to Amended and Restated Bylaws

99.1	Press release dated December 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYON COMMUNICATIONS HOLDINGS, INC.

Dated: December 9, 2010	By:	/s/ Jonathan Snyder
Name: Jonathan Snyder
Title: Chief Executive Officer